Exhibit 99.3

APPRITY, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made this 10th day of July 2013 (the “Effective Date”), between Apprity, Inc., a Delaware corporation (the “Corporation”), and                      (the “Purchaser”).

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Purchase of Shares.

The Corporation shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Corporation, subject to the terms and conditions set forth in this Agreement,                  (                ) shares (the “Shares”) of common stock, $0.0001 par value, of the Corporation (“Common Stock”), at a purchase price of $0.0001 per share, for an aggregate purchase price of $            . The aggregate purchase price for the Shares shall be paid by the Purchaser by check payable to the order of the Corporation or such other method as may be acceptable to the Corporation. Upon receipt by the Corporation of payment for the Shares, the Corporation shall issue to the Purchaser one or more certificates in the name of the Purchaser for that number of Shares purchased by the Purchaser. The Purchaser agrees that the Shares shall be subject to the purchase options set forth in Sections 2 and 5 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Purchase Option.

(a) In the event that the Purchaser ceases to be employed by the Corporation for any reason or no reason, with or without cause, prior to                      (the “Final Vesting Date”), the Corporation shall have the right and option (the “Purchase Option”) to purchase from the Purchaser, for a sum of $0.0001 per share (the “Option Price”), some or all of the Unvested Shares (as defined below).

“Unvested Shares” means the total number of Shares multiplied by the Applicable Percentage at the time the Purchase Option becomes exercisable by the Corporation. The “Applicable Percentage” shall be (i) 75% any time prior to                      (the “First Anniversary Date”), (ii) 75% less 1.5625% for each calendar month of employment completed by the Purchaser with the Corporation from and after First Anniversary Date, and (iii) zero on or after the Final Vesting Date.

(b) In the event of a Sale (as defined in Section 5(g)(2) below), then, immediately prior to the consummation of the Sale, 50% of the then remaining Unvested Shares shall become Vested Share. In addition, in the event that Purchaser’s employment is terminated either by the Corporation without Cause (as defined herein) or by Purchaser for Good Reason (as defined herein), in connection with or within 12 months following the occurrence of a Sale, then, immediately upon such termination without Cause or for Good Reason, 100% of the then remaining Unvested Shares shall become Vested Shares.

(1) For the purposes of this Agreement, “Cause” will mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the Corporation; (iii) breach of Purchaser’s duties to the Corporation, including, without limitation, persistent unsatisfactory performance of job duties or breach of loyalty; (iv) intentional damage to any Corporation property; or (v) conduct by Purchaser which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

(2) For purposes of this Agreement, “Good Reason” will mean the occurrence of any of the following without Purchaser’s express prior written consent: (i) a significant change of or to Purchaser’s duties, position, responsibilities, title or reporting relationship (other than pursuant to a promotion); (ii) a substantial reduction, unless such reduction is nondiscriminatory as to Purchaser, of the facilities and perquisites available to Purchaser; (iii) a reduction by the Corporation of Purchaser’s base salary; (iv) a material reduction by the Corporation in the kind or level of Purchaser benefits to which Purchaser is entitled; or (v) the relocation of Purchaser to a facility or a business location more than twenty-five (25) miles from the location of the Corporation’s headquarters as of the Effective Date.

(c) For purposes of this Agreement, employment with the Corporation shall include employment with a parent or subsidiary of the Corporation and service to the Corporation as an advisor, consultant or member of the Board of Directors of the Corporation.

3. Exercise of Purchase Option and Closing.

(a) The Corporation may exercise the Purchase Option by delivering or mailing to the Purchaser (or his estate), within 60 days after the termination of the employment of the Purchaser with the Corporation, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 60-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 60-day period.

(b) Within 10 days after delivery to the Purchaser of the Corporation’s notice of the exercise of the Purchase Option pursuant to subsection (a) above, the Purchaser (or his estate) shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 7, tender to the Corporation at its principal offices the certificate or certificates representing the Shares which the Corporation has elected to purchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Corporation. Promptly following its receipt of such certificate or certificates, the Corporation shall pay to the Purchaser the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Corporation’s exercise of the Purchase Option with respect to such Shares).

(c) After the time at which any Shares are required to be delivered to the Corporation for transfer to the Corporation pursuant to subsection (b) above, the Corporation shall not pay any dividend to the Purchaser on account of such Shares or permit the Purchaser to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Corporation as the legal and beneficial owner of such Shares and all rights and interests therein or relating thereto, and the Corporation shall have the right to retain and transfer to its own name or cancel the number of Shares being repurchased by the Corporation.

(d) The Option Price may be payable, at the option of the Corporation, in cancellation of all or a portion of any outstanding indebtedness of the Purchaser to the Corporation or in cash (by check) or both.

(e) The Corporation shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 of this Agreement shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

(f) The Corporation may assign its Purchase Option to one or more persons or entities.

4. Restrictions on Transfer.

The Purchaser shall not sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”):

(a) any Shares, or any interest therein, that are subject to the Purchase Option, except that the Purchaser may transfer such Shares (i) to or for the benefit of his spouse or any of his or his spouse’s parents, children, siblings, nieces, nephews or grandchildren, or to a trust or similar entity for his or their benefit, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4, the Purchase Option and the right of first refusal set forth in Section 5) and such permitted transferee shall, as a condition to such transfer, deliver to the Corporation a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Corporation (including pursuant to a merger or consolidation), provided that, in accordance with Section 9(b), the securities or other property received by the Purchaser in connection with such transaction shall remain subject to this Agreement; or

(b) any Shares, or any interest therein, that are no longer subject to the Purchase Option, except in accordance with Section 5 below.

5. Right of First Refusal.

(a) If the Purchaser propose to transfer any Vested Shares that are no longer subject to the Purchase Option, then the Purchaser shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Corporation. The Transfer Notice shall name the proposed transferee and state the number of such Shares he proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

(b) For 30 days following delivery to the Corporation of such Transfer Notice, the Corporation shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Corporation elects to purchase all of the Offered Shares, it shall give written notice of such election to the Purchaser within such 30-day period. Within 10 days after delivery to the Purchaser of such notice, the Purchaser shall tender to the Corporation at its principal offices the certificate or certificates representing the Offered Shares, duly endorsed in blank by the Purchaser or with duly endorsed stock powers attached thereto, all in form suitable for transfer of the Offered Shares to the Corporation. Promptly following receipt of such certificate or certificates, the Corporation shall deliver or mail to the Purchaser a check in payment of the purchase price for the Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Corporation may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Corporation’s exercise of its option to purchase the Offered Shares.

(c) If the Corporation does not elect to acquire all of the Offered Shares, the Purchaser may, within the 30-day period following the expiration of the option granted to the Corporation under subsection (b) above, transfer the Offered Shares to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 5 shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in Section 4 and the right of first refusal set forth in this Section 5) and such transferee shall, as a condition to such transfer, deliver to the Corporation a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(d) After the time at which the Offered Shares are required to be delivered to the Corporation for transfer to the Corporation pursuant to subsection (b) above, the Corporation shall not pay any dividend to the Purchaser on account of such Offered Shares or permit the Purchaser to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Corporation as the owner of such Offered Shares.

(e) The following transactions shall be exempt from the provisions of this Section 5:

(1) a transfer of Shares to or for the benefit of the Purchaser’s spouse or any of his or his spouse’s parents, children, siblings, nieces, nephews or grandchildren, or to a trust or similar entity for his or their benefit;

(2) any transfer pursuant to an effective registration statement filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”); and

(3) any transfer made as part of the sale of all or substantially all of the shares of capital stock of the Corporation (including pursuant to a merger or consolidation);

provided, however, that in the case of a transfer pursuant to clause (1) above, such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in Section 4 and the right of first refusal set forth in this Section 5) and such transferee shall, as a condition to such transfer, deliver to the Corporation a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(f) The Corporation may assign its rights to purchase Offered Shares in any particular transaction under this Section 5 to one or more persons or entities.

(g) The provisions of this Section 5 shall terminate upon the earlier of the following events:

(1) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Corporation under the Securities Act; or

(2) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Corporation, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction); provided, however, the consideration to be received pursuant to such transaction shall consist solely of cash or freely tradable securities that (i) when issued can be resold to the general public without the necessity of any federal, state or local government filing (other than any notice filings) and otherwise without any legal or contractual limitations or restrictions and (ii) are listed on the Nasdaq National Market or a national securities exchange in the United States. A transaction of the type contemplated by this Section 5(g)(2) is herein referred to as a “Sale” of the Corporation.

(h) The Purchaser shall not transfer any Shares, or any interest therein, to any person or entity that is a competitor of the Corporation, as determined by the Board of Directors of the Corporation in its sole discretion, unless such transfer is made in connection with the sale of all or substantially all of the capital stock, assets or business of the Corporation, by merger, consolidation, sale of assets or otherwise

(i) The Corporation shall not be required (i) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

(j) If the Corporation and Purchaser are subject to an agreement containing right of first refusal provisions similar to the foregoing, such other agreement shall control.

6. Agreement in Connection with Public Offering.

The Purchaser agrees, in connection with the initial underwritten public offering of the Corporation’s securities pursuant to a registration statement under the Securities Act, (a) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Purchaser (other than those shares included in the offering) without the prior written consent of the Corporation or the underwriters managing such initial underwritten public offering of the Corporation’s securities for a period of (i) 180 days from the effective date of such registration statement or (ii), if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release or announcement by the Corporation within eighteen (18) days before or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following’ the effective date of the registration statement relating to such offering); and (b) to execute any agreement reflecting clause (a) above as may be requested by the Corporation or the managing underwriters at the time of such offering.

7. Escrow.

The Purchaser shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit A. The Joint Escrow Instructions shall be delivered to the Secretary of the Corporation, as escrow agent thereunder. The Purchaser shall deliver to such escrow agent a stock assignment duly endorsed in blank and hereby instructs the Corporation to deliver to such escrow agent, on behalf of the Purchaser, the certificate(s) evidencing the Shares issued hereunder and subject to the Purchase Option. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.

8. Restrictive Legends.

(a) All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND AN OPTION TO PURCHASE SET FORTH IN A CERTAIN RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THESE SHARES (OR HIS PREDECESSOR IN INTEREST), AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE SECRETARY OF THE CORPORATION.”

(b) THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT, IF NOT YET QUALIFIED WITH THE CALIFORNIA COMMISSIONER OF CORPORATIONS AND NOT EXEMPT FROM SUCH QUALIFICATION, IS SUBJECT TO SUCH QUALIFICATION, AND THE ISSUANCE OF SUCH SECURITIES, AND THE RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE IS EXEMPT. THE RIGHTS OF THE PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION BEING AVAILABLE.

9. Adjustments for Stock Splits, Stock Dividends, etc.

(a) If from time to time there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock of the Corporation, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of his ownership of the Shares shall be immediately subject to the purchase options, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Shares, and the Option Price shall be appropriately adjusted.

(b) Upon the occurrence of any merger or consolidation of the Corporation with or into another entity as a result of which all of the Common Stock of the Corporation is converted into or exchanged for the right to receive cash, securities or other property or any exchange of all of the Common Stock of the Corporation for cash, securities or other property pursuant to a share exchange transaction, the repurchase and other rights of the Corporation hereunder shall inure to the benefit of the Corporation’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such transaction in the same manner and to the same extent as they applied to the Shares under this Agreement.

If, in connection with such a transaction, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

10. Investment Representations.

The Purchaser represents, warrants and covenants as follows:

(a) The Purchaser is purchasing the Shares for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

(b) The Purchaser has had such opportunity as he has deemed adequate to obtain from representatives of the Corporation such information as is necessary to permit him to evaluate the merits and risks of his investment in the Corporation.

(c) The Purchaser has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(d) The Purchaser can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(e) The Purchaser understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Corporation is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Corporation and the Corporation has no obligation or current intention to register the Shares under the Securities Act.

(f) The Purchaser understands that the sale of the securities that are the subject of this Agreement, if not yet qualified with California Department of Corporations and not exempt from such qualification, is subject to such qualification, and the issuance of such securities, including the receipt of any part of the consideration therefor, prior to such qualification, is unlawful unless the sale is exempt. The rights of the parties to this Agreement are expressly conditioned upon such qualification being obtained or an exemption being available.

11. Withholding Taxes; Section 83(b) Election.

(a) The Purchaser acknowledges and agrees that the Corporation has the right to deduct from payments of any kind otherwise due to the Purchaser any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Purchaser or the lapse of the Purchase Option.

(b) The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. The Purchaser understands that the Purchaser (and not the Corporation) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Purchaser understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are purchased rather than when and as the Corporation’s Purchase Option expires by filing an election, under Section 83(b) of the Code with the IRS within 30 days from the date of purchase.

THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER’S SOLE RESPONSIBILITY AND NOT THE CORPORATION’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF THE PURCHASER REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER’S BEHALF.

12. No Rights To Employment.

Nothing contained in this Agreement shall be construed as giving the Purchaser any right to be retained, in any position, as an employee of the Corporation. The Purchaser acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Corporation (not through the act of being hired or purchasing shares hereunder). The Purchaser further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.

13. Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

14. Waiver.

Any provision for the benefit of the Corporation contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Corporation.

15. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Corporation and the Purchaser and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Sections 4 and 5 of this Agreement.

16. Notice.

All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, if to the Purchaser, to the address set forth below or at the address shown on the records of the Corporation, and if to the Corporation, to the Corporation’s principal executive offices, attention of the Corporate Secretary.

17. Pronouns.

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

18. Entire Agreement.

This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

19. Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Corporation and the Purchaser.

20. Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

21. Purchaser’s Acknowledgement.

The Purchaser acknowledges that he: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Purchaser’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; (d) is fully aware of the legal and binding effect of this Agreement; and (e) understands that the law;’ firm of Fortis General Counsel, LLP is acting as counsel to the Corporation in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Purchaser.

22. Delivery of Payment.

The Corporation acknowledges that Purchaser has provided the following consideration, which constitutes full payment of the purchase price for the Shares: (i) $             in cash; (ii) the transfer of Purchaser’s share of certain intellectual property pursuant to the terms set forth in the Asset Assignment Agreement attached hereto as Exhibit B.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORPORATION: APPRITY, INC.

By:
Name: Title:

PURCHASER:

By:

Address:

[SIGNATURE PAGE TO RESTRICTED STOCK PURCHASE AGREEMENT]

EXHIBIT A

APPRITY INC.

JOINT ESCROW INSTRUCTIONS

July 10, 2013

Apprity, Inc.

270 Redwood Shores Pkwy #112

Redwood Shores, CA 94065

Attention: Secretary

Dear Sir:

As Escrow Agent for Apprity, Inc., a Delaware corporation, and its successors in interest under the Restricted Stock Purchase Agreement (the “Agreement”) of even date herewith, to which a copy of these Joint Escrow Instructions is attached (the “Corporation”), and the undersigned person (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Agreement in accordance with the following instructions:

1. Appointment. Holder irrevocably authorizes the Corporation to deposit with you any certificates evidencing Unvested Shares (as defined below) to be held by you hereunder and any additions and substitutions to said Unvested Shares. For purposes of these Joint Escrow Instructions, “Unvested Shares” shall mean Shares (as defined in the Agreement) subject to the Purchase Option (as defined in the Agreement and shall be deemed to include any additional or substitute property. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such Unvested Shares all documents necessary or appropriate to make such Unvested Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Corporation while the Unvested Shares are held by you.

2. Closing of Purchase.

(a) Upon any purchase by the Corporation of the Unvested Shares pursuant to the Agreement, the Corporation shall give to Holder and you a written notice specifying the purchase price for the Unvested Shares, as determined pursuant to the Agreement, and the time for a closing hereunder (the “Closing”) at the principal office of the Corporation. Holder and the Corporation hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

(b) At the Closing, you are directed (a) to date the stock assignment form or forms necessary for the transfer of the Unvested Shares, (b) to fill in on such form or forms the number of Unvested Shares being transferred, and (c) to deliver same, together with the certificate or certificates evidencing the Unvested Shares to be transferred, to the Corporation against the simultaneous delivery to you of the purchase price for the Unvested Shares being purchased pursuant to the Agreement.

3. Withdrawal. The Holder shall have the right to withdraw from this escrow any Shares (as defined in the Agreement) as to which the Purchase Option has terminated or expired whereupon you are hereby authorized to deliver such shares to the Holder.

4. Duties of Escrow Agent.

(a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

(b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or “as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

(c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or Corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or Corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called or hereunder.

(e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.

(f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Secretary of the Corporation or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Corporation shall appoint a successor Escrow Agent hereunder.

(g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

(i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.

(j) The Corporation shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys’ fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.

5. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

CORPORATION:	Apprity, Inc.
270 Redwood Shores Pkwy #112
Redwood Shores, CA 94065
Attn: President

HOLDER:	Notices to Holder shall be sent to the address set forth below Holder’s signature below.

ESCROW AGENT:	Apprity, Inc.
270 Redwood Shores Pkwy #112
Redwood Shores, CA 94065
Attn: Secretary

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6. Miscellaneous.

(a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.

(b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Very truly yours, APPRITY, INC.

By:
Name: Title:

HOLDER

By:
Name: Address: Date Signed:

ESCROW AGENT:

Apprity, Inc.

270 Redwood Shores Pkwy #112

Redwood Shores, CA 94065

EXHIBIT B

FORM OF ASSET ASSIGNMENT AGREEMENT

This ASSET ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of                      (the “Effective Date”), by and between                     , an individual residing in the State of                      (the “Assignor”), and Apprity. Inc., a Delaware corporation (the “Corporation”) with a principal address at 270 Redwood Shores Pkwy #/l 12, Redwood Shores, CA 94065.

WITNESSETH

WHEREAS, Assignor has certain technology, assets and property rights (collectively, the “Property”); and

WHEREAS, in consideration for the issuance of shares of Corporation’s Common Stock to Assignor to be issued under those certain Restricted Stock Purchase Agreement between Corporation and Assignor of even date (the “Stock Purchase Agreement”), as well as the other consideration specified in Section 2 of this Agreement, Assignor desires to assign to Corporation her entire and exclusive right, title and interest in the Property.

NOW, THEREFORE, it is agreed as follows:

1. ASSIGNMENT.

1.1 Assignment of Rights. Assignor hereby irrevocably assigns, conveys and transfers to Corporation his entire right, title and interest in and to the Property described in Attachment 1. attached hereto, as well as any and all rights Assignor may have to enforce any non disclosure agreements and/or employment agreements relating to the Property. Assignor retains the right and obligation to enforce any of its non disclosure agreements and/or employment agreements relating to the Property.

1.2 Assignor’s Warranty; Disclosure. Assignor hereby represents and warrants that, to the best of his knowledge, and except where expressly noted below, he is the sole and lawful owner of and have good and marketable title to the Property free and clear of all liens and encumbrances, that no prior employees of Assignor or other person has any rights or interest in the Property, and that she has the full legal right, power and authority to sell, assign and transfer all interest in the Property as provided herein, provided, however. that the foregoing shall not be interpreted as a representation of non-infringement of unknown third party rights. Assignor will not execute any agreement in conflict with this Agreement arid, at the request of Corporation, Assignor will execute and deliver all papers and take such other action as may be necessary or desirable to protect and perfect title to the Property in the Corporation, its successors and assigns.

1.3 Indemnity. Assignor will defend, indemnify, save and hold harmless Corporation, the Corporation’s affiliates, and its officers, directors, agents and employees from any and all third-party claims, demands, liabilities, costs or expenses, including reasonable attorneys’ fees (“Liabilities”), based on any allegation or claim of ownership by any third party or any allegation or claim that the Property (as defined in Attachment 1) infringes on a third party’s intellectual property rights. There shall be no obligation to indemnify, defend, save and hold harmless where Liabilities result from the gross negligence, breach of this Agreement, or knowing and willful misconduct of the other party. Corporation agrees to (1) promptly notify Assignor in writing of any indemnifiable claim, and (2) give Assignor the opportunity to defend or negotiate a settlement of any such claim at Assignor’s expense and cooperate fully with Assignor, at Assignor’s expense, in defending or settling such claim. Corporation reserves the right, at its own expense, to participate in the defense of any matter otherwise subject to indemnification by Assignor.

1.4 Prosecution and Maintenance of Property. Assignor hereby agrees that he will communicate to Corporation any facts known to Assignor respecting the Property, whenever reasonably requested, and will testify in any legal proceeding, sign all lawful papers, make all rightful oaths; and generally do everything reasonably necessary to aid the Corporation, its successors and assigns, to obtain and enforce proper protection of the Property in the United States and all commies throughout the world.

In the event Corporation is unable for any reason, after reasonable effort, to secure the signature of Assignor on any document needed in connection with the actions specified in the preceding paragraph, Assignor hereby irrevocably designates and appoints Corporation and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in Assignor’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Assignor.

1.5 No Warranty as to Fitness nor Merchantability. Other than the warranty made in Section 1.2 and any other express warranties made in this Agreement, Corporation expressly understands that the interest in the Property is being assigned “As Is,” with no warranties of any kind, express or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, arising or implied from usage of trade or course of dealings and noninfringement In no event will the Assignor be liable for any direct, indirect, special or consequential damages of any nature or kind whatsoever, including but not limited to personal injury, property damage, loss of profits or other economic loss in connection with, or arising out of, delivering, installing, furnishing, maintaining, supporting or using the property, even if the Corporation has been advised of the possibility of such damages.

2. CONSIDERATION.

2.1 Transfer of Common Stock. As consideration for the assignment of his interests in the Property, Corporation will issue and deliver to Assignor an aggregate of                      (                    ) shares of Corporation’s Common Stock (the “Shares”) on the Effective Date, pursuant to the Stock Purchase Agreement between Assignor and Corporation of even date. Assignor agrees to execute the Stock Purchase Agreement simultaneously upon execution of this Agreement

3. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

Corporation hereby represents arid warrants to Assignor as follows:

3.1 Due Organization. Corporation (1) is duly organized, validly existing and in good standing under the laws of the State of Delaware and (2) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now being conducted and as proposed to be conducted, except to the extent the failure to have such power, authority or legal right would not, in the aggregate with all such other failures, have a material adverse effect on Corporation.

3.2 Corporate Power. Corporation has all requisite corporate power and authority to enter into and deliver this Agreement and each related agreement and to perform its obligations hereunder and thereunder.

3.3 Authorization and Validity of Agreement. The execution, delivery and performance by Corporation of this Agreement and each related agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Except as otherwise contemplated by this Agreement, no other corporate action on the part of Corporation is necessary for the execution, delivery and performance by Corporation, as applicable, of this Agreement and each related agreement and the consummation by the Corporation, as applicable, of the transactions contemplated hereby and thereby. This Agreement and each related agreement has been duly executed and delivered by the Corporation, and this Agreement and the related agreements constitute the legally valid and binding obligations of the Corporation, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium arid other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4 No Conflict, Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Corporation do not and will not (I) conflict with or violate the Corporation’s Certificate of Incorporation or By-Laws, (2) materially conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Corporation, or (3) result in any material breach of or constitute a material default under, or impair the Corporation’s rights, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the properties or assets of the Corporation pursuant to any note, bond. mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution, delivery and performance of this Agreement by the Corporation does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the 1933 Act, state securities laws and/or any applicable state blue sky laws which shall be completed either before or promptly after the Closing.

3.5 Legal Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Corporation, threatened against the Corporation or any of its assets and properties before any Governmental Entity.

4. REPRESENTATIONS OF THE ASSIGNOR.

Assignor represents and warrants to Corporation that each of the following statements is true, accurate and correct as of the Closing:

4.1 Authorization and Validity of Agreement. The execution, delivery and performance by Assignor of this Agreement and any ancillary documents, and the consummation of all the transactions contemplated hereby and thereby, will have been duly and validly authorized by all necessary persons and/or entities. This Agreement, when executed and delivered by Assignor, and any ancillary documents, when executed and delivered by Assignor, will be duly and validly executed and delivered and will be the respective valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2 No Violation. Neither the execution and delivery of this Agreement by Assignor, nor the execution and delivery by Assignor of any ancillary documents, nor the performance by Assignor of its respective obligations under this Agreement or any ancillary documents will (1) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles, bylaws or other organizational documents or agreements of Assignor or any affiliated entity, (2) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, an.;, loan, notice, note, indenture, mortgage, deed of trust, security agreement, lease or material contract, contract, license, lease or other agreement or obligation to which Assignor is a party or by which Assignor or any of the Property is bound or (3) violate in any material respect any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any Governmental Entity (as defined in Section 4.4).

4.3 Title. Assignor has good and marketable title to or valid rights thereunder, all of the Property, free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, other than statutory liens in favor of federal, state and local taxing authorities arising in the ordinary course of business securing the payment of taxes that are not yet due and payable.

4.4 Consents and Approvals of Governmental Entities. There is no requirement applicable to Assignor to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Assignor of the transactions contemplated by this Agreement and the ancillary documents. “Governmental Entity” shall mean any court, or any Federal, state municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

4.5 Litigation. There is no claim, action, suit, inquiry, proceeding or investigations relating to Assignor or the Property which are currently pending or threatened against Assignor at law, in equity, by way of arbitration or before or by any Governmental Entity. There are no judgments, decrees, injunctions or orders of any Governmental Entity against Assignor affecting the Property. There are no claims relating to any of the Property containing allegations that the Property are defective or in breach of any warranty, or were improperly designed or manufactured or improperly labeled, except for such claims which could not have a material adverse effect on the Property.

4.6 Intellectual Property.

(a) Assignor owns all assigned intellectual property, including, without limitation, the Property, and its expected use does not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property of any other person or entity. Assignor has taken reasonable measures to protect all of the Assignor’s intellectual property and Assignor is not aware of any infringement of any of the Assignor’s intellectual property by any third party. There is no currently pending or threatened claim by Assignor against any person or entity for infringement, misuse or misappropriation of any Property nor is Assignor aware of any such infringement, misuse or misappropriation.

(b) A copy of Assignor’s standard form of nondisclosure or confidentiality agreement utilized to protect the Assignor’s intellectual property has been provided to the Corporation. All employees and any other third parties who have been involved in development of the Property for Assignor have executed confidentiality and invention assignment agreements, wherein they have assigned all of their rights in any of the Assignor’s intellectual property developed, created, invented or reduced to practice by them to Assignor. All employees who have or have had access to confidential or trade secret information concerning technology or products related to the Property have executed nondisclosure agreements in favor of Assignor requiring such employees to maintain the confidentiality of such information.

4.7 Compliance with Laws. Assignor has duly complied with all applicable laws, rules, regulations and orders of all Governmental Entities (including but not limited to all export control laws and regulations of the United States of America or any governmental authority or agency of the United States government), except where the failure to comply would not have a material adverse effect on the Property, and Assignor is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, or any Governmental Entity that affect any of the Property.

4.8 Taxes. There are no liens for taxes on any of the Property. There are no pending or threatened proceedings with respect to taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of taxes. Assignor is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

4.9 Fair Consideration; No Fraudulent Conveyance. The sale of the Property pursuant to this Agreement is made in exchange for fair and equivalent consideration, and Assignor is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of Property pursuant to the terms of this Agreement. Assignor is not entering into this Agreement and any ancillary documents with the intent to defraud, delay or hinder his creditors and the consummation of the transactions contemplated by this Agreement and any ancillary documents referenced in this Agreement will not have any such effect. The transactions contemplated in this Agreement or any ancillary document will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Assignor whatsoever to any of the Property in the hands of Corporation after the Closing.

4.10 Full Disclosure. No representation or warranty by Assignor in this Agreement, any ancillary documents, or in any document, statement, certificate or schedule furnished or to be furnished to Corporation by (or on behalf of) Assignor pursuant thereto, contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make any statement of facts contained herein or therein not materially misleading. There have been no events or transactions, or information that has come to the attention of Assignor that, as related directly to Assignor or the Property, would have a material adverse effect on the Property.

5. MISCELLANEOUS.

5.1 Conditions to Effectiveness. This Agreement is conditioned on the concurrent execution of the Stock Purchase Agreement described in Section 2.1 and any other ancillary documents needed to effect the transactions stated therein.

5.2 Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California as such laws apply to agreements among California residents made and to be performed entirely within the State of California.

5.3 Entire Agreement; Amendment, Modifications and Waivers. This Agreement, together with the Exhibits hereto, constitutes the entire agreement of the parties and supersedes all prior understandings and agreements between the parties hereto with respect to the specific subject matter hereof This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or ‘fore instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

5.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and its respective heirs, successors, assigns, administrators, executors and other legal representatives.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

5.7 Arbitration. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of the Agreement shall be submitted to binding arbitration in San Mateo County, California, on the request of any party, and the arbitration shall comply with and be governed by the provisions of the California Arbitration Act, California Code of Civil Procedure sections 1280-1294.2.

5.8 Attorneys’ Fees. In any dispute between the parties, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover from the other party all reasonable costs, including, without limitation, reasonable attorneys’ fees.

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IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Apprity, Inc., (the “Corporation”)                      shares of the Common Stock, par value $0.0001 per share, of the Corporation, represented by Certificate No.            , standing in the name of the undersigned on the books of the Corporation.

The undersigned does hereby irrevocably constitute and appoint the Secretary of the Corporation attorney to transfer the said stock on the books of said Corporation, with full power of substitution in the premises.

Dated:

SPOUSAL CONSENT

The undersigned represents and warrants that he/she is the spouse of Purchaser. The undersigned acknowledges that he/she has read the foregoing Restricted Stock Purchase Agreement, dated                     , and clearly understands its provisions. The undersigned is aware that, by the provisions of the foregoing Restricted Stock Purchase Agreement, he/she and Purchaser have agreed to the restrictions on the transfer of his/her interest in the Corporation, including any community property interest, in accordance with the terms and provisions of the foregoing Restricted Stock Purchase Agreement. The undersigned hereby expressly approves of and agrees to be bound by the terms and conditions of the foregoing Restricted Stock Purchase Agreement.

If the undersigned divorces Purchaser when Purchaser owns an interest in the Corporation, he/she hereby agrees to transfer whatever community property interest he/she may have in the Corporation to Purchaser. If the undersigned predeceases Purchaser when Purchaser owns an interest in the Corporation, he/she hereby agrees not to devise or bequeath whatever community property interest he/she may have in the Corporation in contravention of the foregoing Restricted Stock Purchase Agreement. The undersigned agrees that the provisions relating to the sales and transfers of the interest in the Corporation will be binding upon his/her heirs, executors, administrators, successors and assigns.

The undersigned agrees to execute and deliver any document, and to take any other action, that Purchaser may reasonably request and irrevocably appoints Purchaser (with full power of substitution) as his/her agent and attorney-in-fact for the purpose of executing and delivering on the undersigned’s behalf any contract, consent, or other document for the purpose of consummating any transaction contemplated herein.

As of

SPOUSE OF PURCHASER:

By:

Name: